Exhibit 10.49

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

Elite Pharmaceuticals, Inc.

AND

NOSTRUM LABORATORIES INC.

DATED AS OF

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November 13, 2019

This document is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, unless and until the duly authorized and approved execution of this document by the parties and the delivery of an executed copy hereof by each of the parties to all other parties

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 13, 2019, is entered into by and between Elite Pharmaceuticals, Inc., a Nevada corporation (“Seller”), and Nostrum Laboratories Inc., a New Jersey, USA corporation (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized words have the definitions set forth in Annex A.

BACKGROUND

WHEREAS, Buyer desires to acquire the Regulatory Approvals (as defined herein), the Regulatory Documentation (as defined herein), certain rights to Product Technology (as defined herein) and certain other assets relating to one or more of these, and Seller has agreed to sell such assets on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
PURCHASE AND SALE

Section 1.1 Sale and Purchase of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer and Buyer shall purchase from Seller, free and clear of all Liens other than Permitted Liens, for the Purchase Price, Seller’s right, title and interest in and to the following (collectively, the “Transferred Assets”):

(a) the Regulatory Approvals; and

(b) the Regulatory Documentation.

Section 1.2 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to their respective conditions thereof, the following liabilities and obligations (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations arising out of or relating to Products sold by or on behalf of Buyer or its Affiliates on or after the Closing Date, including any product liability, breach of warranty or similar claim for injury or other harm to person or property, which result from the use or misuse of Products or otherwise related to the Products (including all proceedings relating to any such liabilities or obligations) sold by or on behalf of Buyer on or after the Closing Date;

(b) all liabilities and obligations arising out of or relating to any Product recall instituted on or after the Closing Date for Products sold by or on behalf of Buyer on or after the Closing Date, subject to Seller’s reimbursement obligations set forth in Section 5.1;

(c) Taxes that are the responsibility of Buyer pursuant to Section 5.33; and

(d) all other liabilities and obligations arising out of, or relating to, the marketing, sale or use of the Products or Transferred Assets by or on behalf of Buyer or its Affiliates or their respective agents on or after the Closing Date.

Section 1.3 Excluded Liabilities. Buyer shall not assume, nor shall Buyer be responsible to pay, perform or discharge any liabilities or obligations of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Purchaser shall not assume:

(a) any action, suit or proceeding pending as of the Closing Date notwithstanding the disclosure thereof by Buyer to Seller any subsequent claim, action, suit or proceeding arising out of or relating to such pending matters, any other similar event occurring on or prior to the Closing Date or, resulting from the conduct of Seller’s business by Seller on or prior to the Closing Date;

(b) any liability of Seller for any taxes for any periods prior to or subsequent to the Closing whether or not relating to the business and notwithstanding the disclosure thereof by Seller to Buyer;

(c) any obligation or liability arising from claims, proceedings or causes of action resulting from property damage or personal injury (including death) caused by the Products sold by Seller prior to the Closing Date; or

(d) any trade payable or accrued expenses.

Section 1.4 Purchase Price.

(a) The “Purchase Price” shall be an amount equal to U.S. $600,000 (Six Hundred Thousand U.S. Dollars).

(b) At the Closing, Buyer shall pay to Seller an amount in cash, without interest, equal to the Purchase Price.

(c) All payments made by Buyer pursuant to Section 1.4(b) shall be made by wire transfer of immediately available funds, which wire transfers shall be made to an account specified in writing immediately upon Closing.

Section 1.5 Purchase Price Allocation. The Parties agree that the Purchase Price shall be allocated among the Transferred Assets as set forth on Annex B, attached hereto (the “Allocation Schedule”). Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

Article 2
CLOSING

Section 2.1 Closing.

(a) Subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place within seven (7) business days after both parties sign the agreement (the “Closing Date”).

Section 2.2 Actions to be Taken at the Closing.

(a) Deliveries by Seller. At the Closing, Seller shall deliver, or shall cause to be delivered to Buyer:

(i) final form of template Seller FDA Letter, to be transmitted to the FDA in accordance with Section 5.2; and

(ii) such other certificates and documents customary in transactions similar to those contemplated hereby as are reasonably requested by Buyer.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) evidence of the wire transfers referred to in Section 1.4(b); and

(ii) final form of template Buyer FDA Letter, to be transmitted to the FDA in accordance with Section 5.2 and proof of FDA receipt; and

(iii) such other certificates and documents customary in transactions similar to those contemplated hereby as are reasonably requested by Seller.

Section 2.3 License to Certain Product Technology. Seller hereby irrevocably and unconditionally grants to Buyer as of the Closing Date, a royalty-free, non-exclusive, perpetual license to use the Product Technology to market and sell the Products in the United States, and to manufacture the Product for marketing and sale in the United States.

Article 3
REPRESENTATIONS OF SELLER

Seller represents and warrants to Buyer that the statements in this Article 3 are true and correct as of the date hereof, except as set forth in the Disclosure Schedule.

Section 3.1 Organization and Authority.

(a) Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) Seller has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which Seller is a party are duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer hereto and thereto, this Agreement and the Ancillary Documents constitute, the legal, valid and binding obligations of Seller enforceable in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.2 Consents and Approvals; No Violations.

(a) Except for notice to the FDA of the transfer of the Regulatory Approvals pursuant to Section 5.2, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Article 4, the execution and delivery by Seller of this Agreement and of the Ancillary Documents (to which Seller is a party) does not, and the performance by Seller of this Agreement and of the Ancillary Documents (to which Seller is a party) do not, in each case require any filing with or approval from any Governmental Authority, except for such filings and approvals that, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery by Seller of this Agreement and of the Ancillary Documents (to which Seller is a party) does not, and the performance by Seller of this Agreement and such Ancillary Documents (to which Seller is a party) do not, in each case (i) violate the Governing Documents of Seller, (ii) violate any Law applicable to Seller or its respective assets, or (iii) require the consent, notice or other action by any Person under, conflict with, result in a breach of or constitute a default under any material Contract, except in any such case under clauses (ii) or (iii) of this Section 3.2(b), such for any such violations, breaches, defaults, terminations, accelerations, cancellations, consents, notices or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Seller, threatened in writing against, relating to or affecting (i) this Agreement or any Ancillary Documents, or (ii) the transactions contemplated hereby or any action taken or to be taken by Seller in connection with this Agreement or any Ancillary Documents, which if adversely determined would result in a Material Adverse Effect.

Section 3.4 Regulatory Matters.

(a) The Seller has made available or shall make available to Buyer on the Closing Date complete and correct copies of the Regulatory Approvals and all material written communications from the FDA or other Governmental Authority relating to those Regulatory Approvals in Seller’s possession or custody and control.

(b) (i) Seller has filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse event reports, with respect to the Regulatory Approvals, (ii) Seller has paid all fees required by any Governmental Authority with respect to the Regulatory Approvals, including filing fees applicable to the Products, and (iii) with respect to each of the Products, Seller has acted in material compliance with 21 U.S.C. Sections 351, 352 and 355; 21 C.F.R. Parts 210, 211, or 314 et seq, respectively, and all material terms and conditions of such Regulatory Approvals, in each case, in accordance with Seller’s normal business practices.

Section 3.5 Title. Except as set forth in Section 3.5 of the Disclosure Schedule, (i) Seller has good and marketable title to the Transferred Assets, free and clear of all Liens other than Permitted Liens, (ii) to the Knowledge of Seller, there are no adverse claims of ownership to the Transferred Assets, and (iii) Seller has not received written notice, nor does Seller have Knowledge, that any Person has asserted a claim of ownership or right of possession or use in and to any of the Transferred Assets.

Section 3.6 Brokers. Except as set forth in Section 3.6 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.7 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, agents or Representatives of any documentation or other information, except for the representations and warranties made by Seller in this Article 3, Seller expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the Transferred Assets, and Seller specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent. The representations and warranties of Seller contained in this Article 3 are the only representations and warranties made by Seller in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by Seller or any of its Representatives.

Article 4
REPRESENTATIONS OF BUYER

Buyer represents and warrants to Seller that the statements in this Article 4 are true and correct as of the date hereof.

Section 4.1 Organization and Authority.

(a) Buyer is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) Buyer has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents are duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller hereto and thereto, this Agreement and the Ancillary Documents constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.2 Consents and Approvals; No Violations.

(a) Except for notice to the FDA of the transfer of the Regulatory Approvals pursuant to Section 5.2, assuming the truth and accuracy of the representations and warranties of Seller set forth in Article 3, the execution and delivery by Buyer of this Agreement and of the Ancillary Documents (to which Buyer is a party) does not, and the performance by Buyer of this Agreement and of the Ancillary Documents (to which Buyer is a party) do not, in each case require any filing with or approval from any Governmental Authority.

(b) The execution and delivery by Buyer of this Agreement and of the Ancillary Documents (to which Buyer is a party) does not, and the performance by Buyer of this Agreement and such Ancillary Documents (to which Buyer is a party) do not, in each case (i) violate the Governing Documents of Buyer, (ii) violate any Law applicable to Buyer or its respective assets or properties, or (iii) require the consent, notice or other action by any Person under, conflict with, result in a breach of or constitute a default under any Contract, except in any such case under clauses (ii) or (iii) of this Section 4.2(b), such for any such violations, breaches, defaults, terminations, accelerations, cancellations, consents, notices or other occurrences that would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened in writing against, relating to or affecting (i) this Agreement or any Ancillary Documents, or (ii) the transactions contemplated hereby or any action taken or to be taken by Buyer in connection with this Agreement or any Ancillary Documents.

Section 4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. Rose Chemical LLC shall be paid 2% of each ANDA sale prices ($6,000 per sale of each ANDA).

Section 4.5 No Other Representations and Warranties. Except for the representations and warranties made by Buyer in this Article 4, Buyer expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied. Further, Buyer (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the Transferred Assets, including the regulatory and development status of each Product and Regulatory Approval, and (b) has been furnished with or given full access to such key employees, documents, facilities and other information about the Transferred Assets as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Except as expressly set forth herein, Buyer acknowledges and agrees that Seller provides all Transferred Assets with all faults on an “as-is, where-is” basis. Buyer has received all materials relating to the Transferred Assets that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby. Seller has answered, to Buyer’s satisfaction all inquiries that Buyer and its Representatives have made concerning the Transferred Assets or otherwise relating to the transactions contemplated hereby. Buyer acknowledges that the only representations and warranties made by Seller are those in Article 3. Buyer is not relying on any representations and warranties, whether express or implied, other than those made by Seller in Article 3 and is not aware of any facts and/or circumstances that would make any of the representations and warranties of Seller contained in Article 3 untrue or misleading.

Article 5
COVENANTS

Section 5.1 Product Responsibility. Without limiting each Party’s respective obligations under the Assumed Liabilities and Excluded Liabilities as set forth under Section 1.2 and Section 1.3:

(a) From and after the Closing, Buyer shall be solely responsible for (i) all regulatory matters with respect to the Products and the other Transferred Assets, including those relating to communicating and corresponding, preparing and filing reports, making adverse event reports, and paying applicable fees, with and to applicable Governmental Authority, under all applicable Law, including the FD&C Act, (ii) taking all actions and conducting all communication with third parties in respect of Products (whether sold before or after the Closing), including responding to all complaints in respect thereof and all medical information requests, including complaints related to tampering or contamination, and (iii) investigating all complaints and adverse events in respect of Products sold after the Closing).

(b) Buyer is responsible for tech transfer of the Products to its own or a third party manufacturing site. Seller’s responsibility with respect to such tech transfer is limited to providing to Buyer technical documentation in its possession with respect to the Products, and shall not include consultation or other support.

(c) From and after the Closing, Buyer shall be solely responsible for conducting, handling or processing, all recalls of units of Products, including recalls required by any Governmental Authority or voluntary recalls by Buyer based on safety, efficacy or similar concerns, with respect to the Products, regardless of whether the Products were sold before or after the Closing; provided, however, that to the extent that such recalls relate to Products sold before the Closing, Seller shall reimburse Buyer for all costs associated with such recall within thirty (30) days after receipt of an invoice therefor and appropriate supporting documentation.

Section 5.2 Transfer of Regulatory Approvals. On or as promptly as practical after the Closing, Seller shall deliver the Regulatory Documentation to Buyer and Buyer shall confirm receipt thereof, Within seven (7) Business Days Seller shall file the Seller FDA Letter with the FDA and shall provide notice to Buyer of such filing. Within seven (7) Business Days after receiving notice from the Seller of the filing of the Seller FDA Letter, Buyer shall file the Buyer FDA Letter with the FDA. Seller and Buyer shall take all other actions reasonably necessary to notify the FDA that the Regulatory Approvals have been transferred from Seller to Buyer and to affect the transfer of such Regulatory Approvals from Seller to Buyer.

Section 5.3 Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

Section 5.4 Public Announcements. Seller and Buyer shall not make any press release(s), public announcement(s) or other information publicly released relating to this Agreement or the transactions contemplated hereby; provided, however, that either Party may include information regarding this Agreement and the transactions contemplated hereby in a publicly disclosed document where such information is required by applicable Law and only to the extent required by such Law.

Section 5.5 Confidentiality. Seller and Buyer agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Buyer and Seller (as applicable) agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Authority) and to redact such terms of this Agreement as the other Party shall request.

Section 5.6 Further Assurances. Subject to the terms and conditions hereof, on and after the Closing, each Party hereby agrees, from time-to-time as and when requested by the other Party, to execute and deliver, or cause to be executed and delivered, all such documents and other papers and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Article 6
INDEMNIFICATION

Section 6.1 Survival of Representations, Warranties and Covenants. Except to the extent a different period is expressly set forth herein with respect to a covenant to be performed after the Closing, the representations, warranties, covenants and agreements in this Agreement shall survive the Closing and shall terminate on the date that is twelve (12) months after the Closing Date; provided, however, that the representations and warranties in Section 3.1, Section 3.5, Section 3.6, Section 4.1 and Section 4.4 shall survive the Closing and continue in full force and effect for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the foregoing, any claims asserted in good faith (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period and with respect to which the non-breaching party has actually incurred Losses, shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.2 Indemnification by Seller for the Benefit of Buyer. Subject to the other provisions of this Article 6, from and after the Closing, Seller shall indemnify, defend and hold Buyer and its Affiliates, officers, directors, employees, and/or agents (each a “Buyer Indemnitee”) harmless from any damages, losses, liabilities, obligations, or reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss”) actually incurred by any Buyer Indemnitee as a result of:

(a) any material inaccuracy of any representation or warranty made by Seller contained in Article 3;

(b) any material breach by Seller of any of the covenants or agreements contained herein which are to be performed or complied with by Seller; or

(c) any Excluded Liability.

Section 6.3 Indemnification by Buyer for the Benefit of Seller. Subject to the other provisions of this Article 6, from and after the Closing, Buyer shall indemnify, defend and hold Seller and its Affiliates, officers, directors, employees, and/or agents (each a “Seller Indemnitee”) harmless from any Loss actually incurred by any Seller Indemnitee as a result of:

(a) Any material inaccuracy of any representation or warranty made by Buyer contained in Article 4;

(b) any material breach by Buyer of any of the covenants or agreements contained herein which are to be performed or complied with by Buyer; or

(c) any Assumed Liability.

Section 6.4 Certain Further Limitations.

(a) Seller shall not be liable to the Buyer Indemnitees under Section 6.2 unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $5,000.00 (the “Deductible”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Deductible.

(b) Seller’s maximum aggregate liability to the Buyer Indemnitees for all defense and indemnification obligations owing by them pursuant to Section 6.2 shall not exceed an amount equal to $50,000.00 (the “Cap”). Neither the Deductible nor the Cap shall apply to the indemnification obligations under Section 6.2 or to any indemnification obligations that arise out of the Seller’s breach of the representations or warranties set forth in Section 3.4 and Section 3.5 (the “Fundamental Representations”); provided, however, that Seller’s maximum aggregate liability for indemnification obligations under Section 6.2 that arise out of the Seller’s breach of the Fundamental Representations shall in no event exceed one-third the Purchase Price.

(c) The amount of any Loss shall be calculated net of (i) any Tax Benefit realized or realizable by the Indemnified Party or any of its Affiliates on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment received by the Indemnified Party from any third party with respect thereto. If the Indemnified Party receives or realizes a Tax Benefit on account of any Loss after indemnification payment is made to it with respect to such Loss, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is received or realized by the Indemnified Party. For purposes hereof, “Tax Benefit” shall mean any Tax reduction or credit actually recognized or realized, or that should have been recognized or realized, for the taxable year in which or within which such Loss occurred or any Tax reduction attributable to any increase in Tax loss carry back or carry forward arising in connection with the accrual, incurrence or payment of any such Loss, provided that any such tax reduction shall be deemed to be recognized and realized in the taxable year in which and within which such Loss occurred. The Indemnified Party shall seek full recovery under all insurance policies and Contracts covering any Loss, and with respect to all Tax Benefits realized or realizable with respect to any Loss, to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

(d) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 6.2 for any Loss underlying any such indemnification claim to the extent that:

(i) the Buyer Indemnitees could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); or

(ii) such Loss (or any part thereof) results from or is magnified by the action or inaction of any Buyer Indemnitee or any Affiliate of such Buyer Indemnitee (including the Company) after the Closing.

(e) To the extent that any Buyer Indemnitee may claim Losses under more than one provision of Section 6.2, such Buyer Indemnitee may only recover for the same Losses once.

Section 6.5 Indemnification Procedures. The Party making a claim under this Article 6 is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article 6 is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to 6.5, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided , that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to 6.5, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this 6.5. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.5, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving (i) Seller, if the Indemnified Party is a Buyer Indemnitee, or (ii) Buyer, if the Indemnified Party is a Seller Indemnitee, reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or would be reasonably expected to be sustained by the Indemnified Party. Buyer, if the Indemnifying Party is a Buyer Indemnitee, or Seller, if the Indemnifying Party is a Seller Indemnitee, shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period after receiving notice, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to minimize or otherwise reduce the amount of Loss in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.6 Treatment of Indemnity Payments. The Parties agree that any indemnification payments made pursuant to this Article 6 shall be treated as adjustments to the purchase price for Tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.

Section 6.7 Exclusive Remedy. Except in the case where a Party seeks to obtain specific performance pursuant to Section 7.15, from and after the Closing, the rights of the Parties to indemnification pursuant to the provisions of this Article 6 shall be the sole and exclusive remedy for the Parties with respect to any matter in any way arising from or relating to (a) this Agreement or its subject matter or (b) any other matter relating to the Transferred Assets, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and the Parties hereby agree that the Indemnitees shall have no remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 6. The Parties acknowledge and agree that the Indemnitees may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (ii) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s and the Buyer Indemnitees’ and Seller’s and the Seller Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Subject to the foregoing and the additional procedures for bringing or resolving disputes as specifically provided in Article 7, to the maximum extent permitted by Law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws at common law, in equity or otherwise.

Article 7
MISCELLANEOUS

Section 7.1 Fees and Expenses. Except as otherwise set forth in this Agreement, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of Representatives, shall be paid by the Party incurring such fees or expenses.

Section 7.2 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement duly executed and delivered by Seller and Buyer, and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 7.2 shall be void and of no force or effect.

Section 7.3 Waiver. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 7.4 Entire Agreement. This Agreement (together with the annexes and exhibits hereto and the Disclosure Schedule) and the Ancillary Documents together constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of such documents. In the event of any inconsistency between the provisions of this Agreement and the provisions of any Ancillary Document, the provisions of this Agreement shall prevail.

Section 7.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of the other Party(ies). Any attempted assignment of this Agreement not in accordance with the terms of this Section 7.5 shall be void and of no force or effect.

Section 7.6 Notices. notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission or by e-mail during regular business hours of the recipient to the facsimile number or e-mail address given below, and the following Business Day if sent after the regular business hours of the recipient, (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (iv) on the third day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

If to Buyer:

Nostrum Laboratories Inc.

1370 Hamilton Street

Somerset, NJ 08873

Attention: Anil Anand

Facsimile: 816-308-4994

E-mail: anil@nostrumpharma.com

with a copy (which shall not constitute notice to Buyer) to:

Tanzina Chowdhury

1370 Hamilton Street

Somerset, NJ 08873

E-mail: Tchowdhury@nostrumlabs.com

If to Seller:

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, NJ 07647

Attention: Nasrat Hakim

Facsimile: 201-750-2755

E-mail: nhakim@elitepharma.com

with a copy (which shall not constitute notice to Seller) to:

Attention: Carter Ward

Facsimile: 201-750-2755

E-mail: cward@elitepharma.com

Section 7.7 Construction; Section Headings; Draftsmanship; Interpretation.

(a) The term “this Agreement” means this Asset Purchase Agreement together with the Disclosure Schedule, annexes and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof and thereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.

(c) Unless otherwise indicated to the contrary herein by the context or use thereof (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedule and exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (ii) masculine gender shall also include the feminine and neutral genders, and vice versa, (iii) words importing the singular shall also include the plural, and vice versa, (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (v) a term has the meaning assigned to it, (vi) “or” is not exclusive, (vii) all references in this Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement unless otherwise specified, and (viii) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation in effect as of the date hereof.

Section 7.8 Annexes, Exhibits and Schedules. The Disclosure Schedule and all annexes, exhibits and documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material, and no Party shall use the fact of the setting of such amounts in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of any Party’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by Seller that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 7.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in the following sentence of this Section 7.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the transactions contemplated by this Agreement are consummated, the Indemnitees shall be third party beneficiaries of the provisions set forth in Article 6.

Section 7.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.11 Limitation of Remedies. No breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 7.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement, any Ancillary Document, or any documents or instruments delivered in connection with this Agreement or any Ancillary Document shall be had against any current or future equity holder, partner, member, controlling person, director, officer, employee, incorporator, manager, Representative or Affiliate of Seller (or any Affiliate of any of the foregoing) (each, a “Nonparty Affiliate”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Nonparty Affiliate for any obligation of Seller or Buyer, as applicable, under this Agreement, any Ancillary Document, any documents or instruments delivered in connection with this Agreement or any Ancillary Document, or any transaction contemplated by the foregoing, for any claim based on, in respect of or by reason of such obligations or their creation.

Section 7.13 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the State of New York and the laws of the United States, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

(b) Any Action arising out of or based upon this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby may be instituted in any provincial or federal court in the State of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any Action brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Action in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(c) Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Ancillary Documents is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such Party has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.13(c).

Section 7.14 Service of Process. Each Party irrevocably consents to the service of summons and complaint and any other process outside the territorial jurisdiction of the courts referred to in Section 7.13 in any proceeding by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7.6 (except that email or facsimile shall not be permitted delivery means pursuant to this Section 7.14). Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 7.15 Specific Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or conferred by Law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 7.16 Counterparts; Delivery. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this Agreement and to each agreement and certificate delivered by a Party pursuant to this Agreement may be delivered by any of the methods described in Section 7.6, including via facsimile or e-mail, provided that such delivery is effected in accordance with the notice information provided for in Section 7.6. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

* * *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER

ELITE PHARMACEUTICALS, INC.

By:	s/ Nasrat Hakim
Name:	Nasrat Hakim
Title:	CEO

BUYER

NOSTRUM LABORATORIES INC.

By:	s/ Ruben Valdez Jr.
Name:	Ruben Valdez Jr
Title:	Vice President Business Development

[Signature page to Asset Purchase Agreement]

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether present or future, fixed or unascertained, actual or contingent whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means (i) the ownership of more than 50% of the voting securities or other voting interest of any Person (including attribution from related parties) or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.

“Allocation Schedule” has the meaning set forth in Section 1.5.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means the Confidentiality Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“ANDA” means an “abbreviated new drug application” as such term is used under Section 505(j) of the FD&C Act, including all subsequent submissions, supplements and amendments thereto.

“Assumed Liabilities” has the meaning set forth in Section 1.2.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer FDA Letter” means the transfer of ownership letter from Buyer to the FDA as required by 21 CFR § 314.72, in a form mutually agreed between Seller and Buyer, to effectuate the transfer of the Regulatory Approvals from Seller to Buyer.

“Buyer Material Adverse Effect” means any change, development, circumstance, effect, event or fact that is or would reasonably be expected to prevent, materially delay or materially impair Buyer’s consummation of the transactions contemplated by this Agreement.

“Buyer Indemnitee” has the meaning set forth in Section 6.2.

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 20, 2019 by and between Seller and Buyer.

“Contract” means any agreement, contract, lease, instrument and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject.

“Deductible” has the meaning set forth in Section 6.4(a).

“Direct Claim” has the meaning set forth in Section 6.5(c).

“Disclosure Schedule” means the disclosure schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

[Annex A]

“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

“FD&C Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. as amended, and includes the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means any (i) nation, region, state, province, county, city or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government or political subdivision thereof, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (iv) body exercising or entitled to exercise any executive, judicial, legislative, regulatory, self-regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

“Indemnified Party” has the meaning set forth in Section 6.5.

“Indemnifying Party” has the meaning set forth in Section 6.5.

“Indemnitees” means both the Buyer Indemnitees and the Seller Indemnitees.

2

“Knowledge of Buyer” and any derivations thereof means, as of the applicable date, the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Nostrum Laboratories Inc. none of whom shall have any personal liability or obligations regarding such knowledge.

“Knowledge of Seller” and any derivations thereof means, as of the applicable date, the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Law” means any code, law (including without limitation any principle of common law), order, writ, ordinance, rule, regulation, statute or treaty of any Governmental Authority having jurisdiction over the applicable Person(s), or over any of their respective properties or businesses.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge in respect of such asset. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Loss” has the meaning set forth in Section 6.2.

“Manufacture” or “Manufacturing” means the planning, purchasing, manufacture, processing, compounding, storage, filing, testing, sample retention, stability testing, release and shipment of the Products.

“Material Adverse Effect” means an event, change, or effect which is materially adverse to the Transferred Assets, taken as a whole; provided that for purposes of the foregoing, none of the following shall be deemed in itself, either alone or in combination, to constitute a “Material Adverse Effect”, and shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would be expected to occur (i) conditions affecting the U.S. economy generally, (ii) any adverse change, development, circumstance, effect, event or fact (including any change in general legal, regulatory, political, economic or business conditions) that is generally applicable to the industries or markets in which the Seller operates, (iii) changes in any Law or other binding directives issued by any Governmental Authority, (iv) any action taken by Seller with the written consent of Buyer, (v) the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees, or (vi) the taking of any action contemplated by this Agreement, the Ancillary Documents or the other agreements contemplated hereby, including compliance with the terms hereof and thereof and the completion of the transactions contemplated hereby and thereby.

“Nonparty Affiliate” has the meaning set forth in Section 7.12.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Permitted Liens” means Liens for utilities, assessments, Taxes or other governmental charges that are not yet delinquent or are being contested in good faith.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, and any Governmental Authority.

3

“Product Technology” means the following information owned by or licensed to Seller, as in existence and in the possession or control of Seller as of the Closing Date: the manufacturing technology, proprietary or confidential information, processes, techniques, protocols, methods, know-how and improvements that are necessary or used to manufacture the Products in accordance with the ANDAs, including the manufacturing process approved in the ANDA (if any), specifications and test methods, raw material, packaging, stability and other applicable specifications, manufacturing and packaging instructions, master formula, validation reports to the extent available, stability data, analytical methods, records of complaints, annual product reviews to the extent available, and other master documents necessary or used for the manufacture, control and release of the Product as conducted by, or on behalf of Seller or any of its Affiliates. The Product Technology includes the rights owned or controlled by Seller, including any sublicenseable license, under any patent issued in or subject to a pending application, including any continuing applications filed or that could be filed with similar priority claims as of the Closing Date.

“Products” means the generic pharmaceutical products listed in Annex B.

“Purchase Price” has the meaning set forth in Section 1.4.

“Regulatory Approvals” means the ANDAs for each of the Products as set forth on Annex B.

“Regulatory Documentation” means the following to the extent exclusively related to the Products, owned and maintained by or on behalf of Seller or otherwise in the possession of Seller as of the Closing Date (i) the ANDAs (including all amendments, supplements, and FDA correspondence related to such ANDAs), batch records and annual product reviews relevant to the Products, (ii) all correspondence reported to, or received from, the FDA related to a recall of any Product, and (iii) all adverse drug experience reports submitted to the FDA for any Product.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, financing sources, and agents and other representatives.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller FDA Letter” means the transfer of ownership letter from Seller to the FDA as required by 21 CFR § 314.72, in a form mutually agreed between Seller and Buyer, to effectuate the transfer of the Regulatory Approvals from Seller to Buyer.

“Seller Indemnitee” has the meaning set forth in Section 6.3.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions attributable to any of the foregoing (whether disputed or not).

“Tax Benefit” has the meaning set forth in Section 6.4(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including schedules and attachments thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6.5(a).

“Transferred Assets” has the meaning set forth in Section 1.1.

4

ANNEX B

PRODUCTS / ALLOCATION SCHEDULE

Product Name	Dosage Form; Strength(s)	ANDA No.
Oxycodone HCl and Acetaminophen Tablets	5/325, 7.5/325, 10/325 mg	ANDA # 209385

Hydrocodone Bitartrate and Acetaminophen	2.5/325, 5/325, 7.5/325, 10/325 mg	ANDA #209924

[Annex B]